Shareholder Newsletter

April 2011

WELCOME

To those new shareholders of Bion, I would like to take this opportunity to introduce myself.  My name is Craig Scott.  I am Vice President Capital Markets and Investor Relations and I’ve been involved with Bion, in one form or another, for eighteen years. Because many of you have purchased your stock on an “unsolicited” basis and do not have a broker following the Company, this newsletter is designed to help keep you informed of the Company’s progress.  Those of you who would like us to keep their existing broker up to date, please give me a call or an email and I will be glad to accommodate.  Those of you who do not regularly follow Bion will see from the following discussion that much has happened over the last couple years and we anticipate much more over the next few months.

BUSINESS OVERVIEW

In 2008, Bion established two subsidiaries that allow it to focus on its two related but distinct business opportunities based on Bion’s next-generation patented, advanced microaerobic digestion system that includes waste treatment and renewable energy production:

Bion Services Group (Services Group) will provide environmental waste treatment and renewable energy production for existing livestock facilities, and

Bion Integrated Projects Group (Projects Group) will utilize Bion's patented technology to develop new, state-of-the-art livestock facilities – which are made possible utilizing Bion’s technology – integrated with related agriculture activities such as food processing and biofuels production.

Services Group is proceeding with its initial project at Kreider Farms as described below. Projects Group is moving forward with pre-development of its initial Integrated Project in the northeast U.S. and is in both preliminary and ongoing discussions regarding other potential projects.

KREIDER FARMS

Bion is now completing construction of Phase 1 of its showcase system at Kreider Farms in Lancaster County, PA, where the waste from the farm’s active milking herd will be treated to reduce ammonia, nitrogen and phosphorus loss to the environment.  The Kreider Project is the culmination of a three year effort conducted with the PA Department of Environmental Protection (PA DEP) in conjunction with Penn State University, a series of stakeholder meetings with US EPA, PA Department of Agriculture, Pennsylvania Infrastructure Investment Authority (PENNVEST) and others, the certification of Phase 1 nutrient credits, project permitting, and project financing by PENNVEST.

Development of the Kreider Project has been a joint effort between Bion and Kreider Farms and has required the investment of approximately $25 million to date.  An additional $15 million of investment by both Kreider Farms and Bion in livestock and renewable energy facilities is anticipated before all phases of the overall project will be completed.

The Kreider Farms initial installation is moving towards completion and Bion projects that the system will be operational and biology stabilized in June. At that time, monitoring and testing to verify the nitrogen and phosphorus reductions in accordance with the approved verification plan will commence. Bion anticipates that the Kreider Dairy system will be generating data by summer and credits will be initially verified by late summer or fall.  Late this year, Bion expects to have credits available for sale from the initial Kreider facility that will be able to be used as offsets to Chesapeake Bay TMDL reductions with additional credits being generated by year-end based upon the completion of its renewable energy facility project.

Bion’s phase II credit application was submitted to the PA DEP during August 2010.  Over the next 30 to 90 days, we expect to complete the certification process with PA DEP on all Kreider Farm credits, resulting in excess of 1 million credits that will meet the Chesapeake Bay requirements.  Bion projects that its total credits will increase as a result of the new EPA model which is anticipated to be released this summer.

Bion projects that its biomass to energy project will result in generation and sale of electrical production of approximately 2.5 MW of electricity -- or sufficient electricity to power nearly 2,400 homes initially. In addition to revenues from sale of nutrient credits and electricity, Bion anticipates that the projects will generate revenues from greenhouse reduction credits and nutrient sales in the form of organic fertilizer or potentially single cell protein. Additional revenues from the reduction of other environmental impacts such as phosphorus reductions in the local watershed may also occur.

Once the Kreider projects, including poultry, dairy and renewable energy components, are operating, Bion will expand its marketing to incorporate other projects into this initial platform.

KREIDER PROJECT – BROADER IMPLICATIONS

Once the credits from the Kreider Farms Project are verified, they will become the first credits from an unregulated, non-point source (livestock) technology-based project to be verified that include ammonia reductions.  These credits will be equivalent to municipal wastewater treatment plant reductions.  Bion believes this will provide the basis for inter-basin nutrient credit trading, a trading plan supported by the US EPA.

An established inter-basin trading program will change the market for credits from small local watersheds to the entire Chesapeake Bay Watershed.  Under the Tributary Strategy, the entire watershed needs to reduce 88 million pounds of nitrogen, compared to only 30 million for Pennsylvania alone.  Recent cost studies estimate that upgrading existing municipal wastewater treatment along with treatment of storm water runoff will cost an average of approximately $40 annually per pound of nitrogen removed.  Bion proposes to supply credits from its initial Kreider Project at less than $10 annually per pound of nitrogen removed.  Based upon supplying the full 88 million pounds of N reduction, Bion’s solution represents a potential savings in excess of $2.6 billion annually to the Chesapeake Bay states.  The disparity in these costs lies in the difference in the efficiency and cost of capturing and treating livestock waste at the source versus allowing it to escape into the environment and then having to intercept, re-collect and treat it along its various downstream conduit pathways.

Congress and the US EPA have stated clearly that the strategies being developed for the Chesapeake Bay will be utilized in the Mississippi River Basin and other watersheds in the U.S. The Mississippi alone will require more than 1 billion pounds of annual nitrogen reduction to remediate the ‘dead zone’ in the Gulf of Mexico.  Applying the same metrics as above, using Bion-type solutions would represent a potential benefit in excess of $30 billion annually to the 31 Mississippi River Basin states and the federal government.

Bion and its personnel have become recognized as leaders in the efforts to identify and understand the sources, pathways and impacts of nutrient pollution. The Company’s technical expertise and its strong public policy initiatives in both Pennsylvania and Washington, DC have enabled Bion to be a leader in the development of both technology and public policy to address this issue.

INTEGRATED PROJECTS

Bion has had both preliminary and ongoing discussions with nationally- and internationally-known food producers, processors, and distributors, regarding use of its technology to develop projects which integrate new livestock herds with both existing and new processing facilities in order to improve their economic efficiencies, reduce environmental impacts and carbon footprint, produce branding opportunities and address food-safety concerns. Bion anticipates that its initial, large-scale Integrated Projects will commence development during the next 12 months.

MANAGEMENT ADDITIONS

As Bion continues its transition to an operating company, we have recently added two key management personnel:

Ed Schafer: Our new Executive Vice Chairman was a two-term Governor of North Dakota (1992-1998) and more recently, the U.S. Secretary of Agriculture (2008-2009).  Mr. Schafer actively participates in management of Bion while providing strategic advice focusing on areas of public policy related to the livestock industry, both domestic and international.

Bill O’Neill: Bion’s new CEO has an excellent track record of developing new and unique protein-based brands for the food services industry.  He has been instrumental in successfully building, establishing and promoting several specialty brands through large grocery retailers that were then sold to companies such as Hormel, Cargill and Smithfield Foods.

Bion’s complete Board and management team can be viewed at www.biontech.com/about.

IP COVERAGE

Since 2008, Bion has received approval of two new U.S. patents that greatly deepened and broadened the protection of Bion’s core science.  New patents were also issued in Mexico and Australia to complement patents already held in New Zealand and Canada.  Bion has additional patents pending in the U.S., as well as Canada, the European Union, Brazil and Argentina.

WEBSITES

Bion has added a new website:  www.bionpa.com.  This site is dedicated to Bion’s activities in Pennsylvania and the Chesapeake Bay Watershed, with an emphasis now on the Kreider Farms Project.  Construction photos from the project are updated regularly on the site.  Starting this summer, Bion anticipates that system performance data will be streamed real-time to the site.  As before, www.biontech.com is our primary site that offers a comprehensive description of the Company, its technology, management and business opportunities, as well as provides a ‘Links’ page to help potential investors and other interested parties perform due diligence on Bion and the industry.

TRENDS

Science: During the last ten years, numerous studies have been published concerning the effects of excess nutrients – nitrogen and phosphorus – on our fresh- and coastal water ecosystems. These studies, including reports from the Pew Commissions, the National Geographic Society, the US EPA, US Geological Survey and many others, clearly demonstrate that runoff from livestock and agriculture operations is a leading cause of excess nutrients in the Chesapeake Bay Watershed, Mississippi River Basin (leading to the ‘dead zone’ in the Gulf of Mexico), the Great Lakes Basin and many other watersheds.

Of note, a recent study by the Food and Water Watch points to contamination of groundwater in California’s Central Valley aquifers and a recent analysis of EPA data by the Environmental Integrity Project focuses on dangerously high levels of ammonia and other harmful air emissions from livestock operations.  Other studies, such as the joint EPA/multi-state evaluation of pathogens in the Ohio River, are ongoing.  Awareness of the size and scope of the problems associated with livestock waste is now here, with an increasing focus on health issues.

Government: In May 2009, the Chesapeake Bay Executive Order was implemented, calling for the federal government to restore and protect the nation’s largest estuary and its watershed.  In Sept 2009 the Mississippi River Basin Healthy Watersheds Initiative was established with initial funding of $320 million to help producers in selected watersheds in the Mississippi River Basin voluntarily implement conservation practices that avoid, control, and trap nutrient runoff. The US EPA, together with its federal and state agency partners, is developing a new Great Lakes Restoration Initiative. The Initiative began in 2010 by identifying $475 million for programs and projects strategically chosen to target the most significant environmental problems in the Great Lakes ecosystem, including promoting near shore health by protecting watersheds from polluted run-off.  The US EPA has recently expanded its CAFO Rules to apply to increasingly smaller livestock operations.

An important consequence of the efforts to study and identify nutrient sources in the Chesapeake Bay Watershed is that those efforts have ultimately served to ‘monetize’ the cost of upstream livestock production in the Susquehanna Valley.  As a result, Pennsylvania has developed a nutrient credit trading program that is designed to substantially reduce the overall cost of compliance with the CB Tributary Strategy by stimulating lower-cost reductions that can be achieved by improving agriculture and livestock production practices.  Many other states have recognized that nutrient trading can provide substantially lower cost solutions and have developed their own nutrient trading programs.

Livestock Industry: Attempts to consolidate, relocate and/or develop new livestock operations have been all but halted over the last several years due to recognition of their environmental impacts.  As a result, the industry has been unable to increase scale and efficiencies or develop new projects in new and economically beneficial locations.  Faced with higher feed and energy costs, the livestock production and processing industries are more concerned than ever with reducing costs, improving efficiencies, and creating new opportunities such as can be achieved with Bion’s Integrated Projects.

Livestock Waste Treatment: Over the last several years there has been much attention paid to renewable energy solutions for livestock waste: primarily anaerobic digestion, but more recently, combustion and gasification.  Anaerobic digestion (AD), a late 19th century technology adapted for livestock waste over 50 years ago, is a relatively inefficient renewable energy process that actually exacerbates many of the environmental problems associated with livestock waste, particularly ammonia emissions and water-solubility of nitrogen.  Various claims notwithstanding, AD is not a solution to excess nutrients which is addressed by Bion’s advanced microaerobic digestion technology. Except for Bion’s technology, advances in livestock waste management over the last several years have generally been limited to incremental improvements in existing practices that have already proven to be ineffective.

Other than Bion’s, there has been little work done on technology-based processes that provide comprehensive treatment of livestock waste, including stabilization and treatment of ammonia, nitrogen and phosphorus.  To our knowledge, there are no other technologies that offer a proven and measurable comprehensive solution to these issues.

Consumer: Demand for truly sustainable products, especially in the food we eat, continues to grow despite the current economic downturn.  A 2009 Grocery Manufacturers Association/Deloitte survey indicates that 95% of shoppers surveyed are open to considering green products and 67% of shoppers looked for green products. Ninety-eight percent of the companies responding to a recent Green Supply Chain Procurement Study said that green purchasing will continue to expand, and the report notes that customers from all sectors and all countries are increasingly demanding eco-friendly products and services. Large grocery retailers including Wal-Mart, Costco, Safeway, Whole Foods and many others have developed sustainability programs in response to this growing demand.

Notably, over 70% of a recent study said they would stop buying a company’s products if they felt they were mislead by ‘green’ claims.  Instances of false-labeling in organic foods and ‘greenwashing’ are widely documented. The USDA has responded with more stringent guidelines for organic foods and has recently proposed a national ‘biobased’ labeling program to stimulate the markets for certain biobased products.  Bion is currently developing its own ‘Chesapeake Bay Sustainable’ labeling for beef or dairy products produced on farms in that watershed that utilize Bion’s waste treatment technology.

PERSONAL EDITORIAL

Throughout my association with Bion, I have become a keen observer of the many trends that influence the Company and its business.  Over the last 20 years: the sources, pathways and impacts of excess nutrients have been recognized and become increasingly better quantified and understood; the livestock industry, despite its past lobbying efforts, has been identified as a primary source of excess nutrients and other harmful discharges and emissions; and state and federal governments are now finally implementing real policies and programs to deal with these issues.  According to a task group made up of U.S. EPA staff and state regulators, nitrogen and phosphorus pollution has the potential to become…“one of the costliest, most difficult environmental problems we face in the 21st century.”

During those same 20 years, Bion has worked to develop and perfect its technology that is uniquely capable of solving these issues.  The technology is tested and proven and is ready to provide the low cost nutrient and air pollution reduction solutions now, at a time when they are needed.

Moreover, Bion’s Integrated Project business model provides a platform for true sustainability – both economic and environmental.  With Bion’s technology, the livestock industry – which has been stalled for a decade or longer – can resume its path towards greater efficiencies and new opportunities while simultaneously delivering the sustainably-produced products that consumers demand and substantially reducing its environmental footprint.

In my opinion, these trends and Bion’s capabilities are today converging to create the ‘perfect storm’ of opportunity for Bion and its shareholders.

Best Regards,

Craig Scott

cscott@biontech.com

(800) 769-7205

(303) 843-6191

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect’, ‘anticipate', ‘estimate’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.  Potential investors should carefully review the Company’s SEC Filings and other information when considering an investment.